DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS
(the Registrant)

Registration No. 811-03363
FORM N-SAR
Annual Period Ended December 31, 2008


SUB-ITEM 77E:  Legal proceedings

On September 15, 2008, Lehman Brothers
Holdings Inc. (Lehman) filed a voluntary petition for bankruptcy relief under chapter 11 of Title 11 of the United States Code in the United States
Bankruptcy Court for the Southern District of
New York.  Subsequently, several Lehman
affiliates, including the following entity filed for similar relief in the same court: Lehman Brothers
Commercial Corporation on October 5, 2008.
On October 11, 2008, Lehman and its affiliates filed a motion, which was approved on October
16, 2008, requesting joint administration of these chapter 11 cases in the United States
Bankruptcy Court for the Southern District of
New York.

The investment manager of the Registrant intends to file a proof of claims against the entity listed above. As of the date of this NSAR, the total value of the claims expected to be filed against Lehman Brothers Commercial
Corporation by the Registrants Delaware
LimitedTerm Diversified Income Fund is
approximately $308,507.18.
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